                                                                    EXHIBIT 99.1

OUTDOOR
CHANNELL
HOLDINGS, INC.                                                      NEWS RELEASE




Contacts:         Perry T. Massie, President and Chief Executive Officer
                  William A. Owen, Chief Financial Officer
                  951.699.4749

                  Cecilia A. Wilkinson/Angie Yang
                  PondelWilkinson Inc.
                  Investor Relations
                  Corporate/Financial Communications
                  310.279.5980
                  investor@pondel.com
                  -------------------


  OUTDOOR CHANNEL HOLDINGS REPORTS RECORD ADVERTISING SALES AND SUBSCRIBER FEES
         CONTRIBUTING TO STRONG REVENUE GROWTH FOR 2004 SECOND QUARTER


         TEMECULA, CALIFORNIA - AUGUST 13, 2004 - Outdoor Channel Holdings, Inc. (OTC: OUTD) today reported another quarter of record-breaking advertising sales and subscriber fees, driven by the growth of its majority-owned national cable television network, The Outdoor Channel. The strong performance contributed to a
33.3 percent increase in total revenues for the three months ended June 30, 2004, compared with the prior-year period.

         For the second quarter of 2004, revenues totaled $9.6 million, compared with $7.2 million in the corresponding period last year. Advertising sales rose
45.2 percent to $5.4 million from $3.7 million in the comparable period a year earlier, and subscriber fees grew 38.6 percent to $3.2 million from $2.3 million in the 2003 second quarter. Membership income declined 15.4 percent to $986,000 from $1.2 million in the year-earlier second quarter.

         Income from operations for the current second quarter advanced 29.1 percent to $1.8 million from $1.4 million in the corresponding 2003 period. The operating profit margin as a percentage of total revenues declined to 18.4 percent from 19.0 percent in the year-ago second quarter. This reflects higher advertising and programming expenses, as the company begins producing more of its programming in-house. Net income totaled $844,000, up 26.5 percent from last year's second quarter net income of $667,000.

         The company posted earnings of $0.10 per diluted share for the 2004 second quarter, calculated on 6.2 million shares outstanding, compared with earnings of $0.12 per diluted share for the comparable prior-year period, based on 5.8 million shares outstanding. Management said diluted earnings per share uses the treasury stock method including the dilutive stock options of Outdoor Channel Holdings and its majority-owned subsidiary, The Outdoor Channel, whose common stock is not publicly traded.

                                     (more)

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         As previously announced, during 2004, management obtained a valuation of The Outdoor Channel's shares from an independent valuation firm. That valuation was significantly above the value that had been used in the comparable 2003 period. Prior to obtaining this valuation, management had determined the fair value of the shares of its subsidiary based on the selling price for those shares in actual cash transactions, although at infrequent intervals. Under the treasury method, the higher estimate resulted in a significant increase in the number of net shares that would have been issued to holders of The Outdoor Channel options and the portion of the net income of The Outdoor Channel allocable to minority stockholders in the computation of diluted earnings per share. The resultant reduction in net income to Outdoor Channel Holdings was approximately $196,000, applicable to the 2004 second quarter.

         For the first six months of 2004, total revenues grew 28.5 percent to $18.8 million from $14.6 million for the corresponding 2003 period. Advertising sales rose 36.3 percent to $10.2 million, and subscriber fees increased 32.2 percent from the prior year-to-date period. Income from operations totaled $4.0 million, compared with $3.2 million in the first half of 2003. Membership income totaled $2.2 million for the first half of 2004, 4.6 percent below membership income of $2.3 million in the year earlier first half. The operating profit margin was 21.5 percent for the current six-month period, compared with 22.0 percent for the prior-year period. Net income for the first six months of 2004 increased 23.2 percent to $2.0 million, or $0.25 per diluted share calculated on
6.2 million shares outstanding, from $1.6 million, or $0.28 per diluted share based on 5.7 million shares outstanding.

         At June 30, 2004, cash and cash equivalents grew 33.3 percent to $9.6 million from the year-end 2003 balance of $7.2 million. Total stockholders' equity at the end of the 2004 second quarter increased 25.9 percent to $16.6 million from $13.2 million at December 31, 2003.


ABOUT OUTDOOR CHANNEL HOLDINGS, INC.
------------------------------------

         Outdoor Channel Holdings, Inc. is the principal owner of The Outdoor Channel, a national television network, dedicated to providing the best in traditional outdoor programming to America's 82 million anglers, hunters and outdoor enthusiasts. The Outdoor Channel features approximately 100 weekly hunting, fishing, shooting sports, rodeo, motor sports, gold prospecting and related lifestyle programming. As of August 2004, according to Nielsen Media Research, The Outdoor Channel's universe was approximately 26 million homes through a combination of cable and satellite dish subscribers. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. (Lost Dutchman's) and Gold Prospectors' Association of America Inc. (GPAA).

SAFE HARBOR STATEMENT
---------------------

         Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. The company's actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking

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statements be subject to the safe-harbor provisions contained in those sections.
Such forward-looking statements relate to, among other things, Nielsen Media Research estimates regarding total households and cable and satellite homes subscribing to The Outdoor Channel, and other matters. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the risk that the previously announced proposed merger involving a subsidiary of Outdoor Channel Holdings and TOC may not close as expected or at all; (2) risks and uncertainties associated with the company executing its business plan; (3) uncertainty and possible adverse publicity or a negative outcome which could result from the criminal legal proceeding currently pending against Perry T. Massie, the chairman of the board and chief executive officer of Outdoor Channel Holdings and the chairman of the Board and co-president of TOC, concerning a scuba dive in the Alabama River while Mr. Massie was in the process of scouting for a new show for The Outdoor Channel; (4) competitive factors; (5) the risk that advertising and subscriber revenues may not increase or may in fact decline; (6) the failure to develop or distribute popular shows on The Outdoor Channel; (7) the ability of The Outdoor Channel to attract sports personalities as spokespersons and show hosts who appeal to viewers; (8) the risk that the number of subscribers for The Outdoor Channel may not increase or may in fact decline; (9) the risk of primary satellite failure; (10) the company's ability to attract and retain key personnel; and other factors which are discussed in the company's filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934.

                                      # # #

                                 (TABLES FOLLOW)

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

                           OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (In thousands, except per share data)


                                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                                  JUNE 30,               JUNE 30
                                           --------------------   --------------------
                                              2004       2003         2004      2003
                                           ---------  ---------   ---------  ---------
                                               (unaudited)            (unaudited)
Revenues
     Advertising                           $  5,364   $  3,693    $ 10,190   $  7,475
     Subscriber fees                          3,219      2,323       6,380      4,825
     Membership income                          986      1,165       2,218      2,325
                                           ---------  ---------   ---------  ---------

         Total revenues                       9,569      7,181      18,788     14,625

Expenses
     Satellite transmission fees                586        605       1,177      1,202
     Advertising and programming              2,232      1,214       3,753      2,247
     Selling, general and administrative      4,994      4,001       9,812      7,960
                                           ---------  ---------   ---------  ---------

         Total expenses                       7,812      5,820      14,742     11,409

Income from operations                        1,757      1,361       4,046      3,216

Interest income (expense), net                   18         (6)         33         (6)
                                           ---------  ---------   ---------  ---------

Income before provision for income taxes
   and minority interest                      1,775      1,355       4,079      3,210

Provision for income taxes                      704        538       1,633      1,271
                                           ---------  ---------   ---------  ---------

Income before minority interest               1,071        817       2,446      1,939

Minority interest in net income of
   consolidated subsidiary                      227        150         489        351
                                           ---------  ---------   ---------  ---------

Net income                                 $    844   $    667    $  1,957   $  1,588
                                           =========  =========   =========  =========

Earnings per common share:
     Basic                                 $   0.14   $   0.12    $   0.33   $   0.30
                                           =========  =========   =========  =========

     Diluted                               $   0.10   $   0.12    $   0.25   $   0.28
                                           =========  =========   =========  =========
Weighted average number of common
  shares outstanding:
     Basic                                    6,021      5,427       5,984      5,366
                                           =========  =========   =========  =========

     Diluted                                  6,237      5,783       6,222      5,696
                                           =========  =========   =========  =========

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                 OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                                 (In thousands)


                                                     JUNE 30,       DECEMBER 31,
                                                       2004             2003
                                                  --------------    ------------
                                                    (unaudited)

ASSETS
Cash and cash equivalents                         $       9,614     $      7,214
Accounts receivable, net                                  4,272            3,797
Total current assets                                     16,952           13,968

Property, plant and equipment, net                        5,661            5,285
Total assets                                             23,873           19,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                         $       2,915     $      2,623

Total liabilities                                         4,472            4,353
Minority interest in subsidiary                           2,791            2,302
Total stockholders' equity                               16,610           13,193

Total liabilities and stockholders' equity               23,873           19,848



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